Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Investor Relations	Media Relations
Ciel Caldwell	Joseph Vukson
508.323.1198	508.323.1228
ciel_caldwell@3com.com	joseph_vukson@3com.com

3COM REPORTS FISCAL Q3 RESULTS

MARLBOROUGH, Mass., March 17, 2005 – 3Com Corporation (Nasdaq: COMS) today reported financial results for its third quarter of fiscal year 2005 ended February 25, 2005.

Revenue for the quarter was $161 million. Gross margins were $57 million, or 36 percent of revenue. Operating expenses were $114 million, resulting in a net loss of $53 million, or $0.14 per share, compared to a net loss of $86 million, or $0.22 per share, for the third quarter of fiscal year 2004.

The company ended the quarter with $883 million in cash, cash equivalents and short-term investments.

These results are presented on a U.S. GAAP (Generally Accepted Accounting Principles) basis.  The net loss per share of $0.14 for the third quarter of fiscal year 2005 is not comparable to First Call EPS estimates.

NOTE: Attached is the full text of 3Com’s prepared remarks for the Q3 financial results conference call. Additional financial data is also attached.

Safe Harbor

This press release and Mr. Claflin’s and Mr. Halsted’s remarks on the quarterly results contain forward-looking statements within the meaning of the federal securities laws, including statements regarding the following: the amortization of intangible assets associated with the TippingPoint acquisition; the purchase accounting impact of the TippingPoint acquisition, particularly related to stock options, inventory and deferred revenue; total revenue for our fourth fiscal quarter; sequential growth in our enterprise networking revenue; our pipeline of business; the expected decline in sales of our desktop, mobile, and server connectivity products; future revenue from our revenue sharing arrangement related to the sale of certain intellectual property rights in 1999; gross margins for our fourth fiscal quarter; expected sales and marketing, research and development, and general and administrative expenses, combined; the date of our next earnings release; the number and type of devices that will be connected to the enterprise networks; the types of applications these devices will run; the risk that such devices will become infected; the need for organizations to protect the network from attack at all points without degrading performance; the performance of our TippingPoint security products; our plans to become the leading provider of secure, converged networking products and solutions; our participation in the Chinese market through our joint venture with Huawei Technologies (Huawei-3Com); our ability to deliver a complete network solution to large enterprises; the sales pipeline for our Switch 8800 product; the pull through of sales of our products and services with sales of our Switch 8800; the launch of additional products developed by Huawei-3Com; the opinions of our channel partners and customers; the execution of our strategy and expansion of our product line; growth in market share and revenues; and our goal of being the premier provider of open, standards-based secure converged networks.  These statements are subject to risks and uncertainties that could cause actual results and events to differ materially, including the following: possible fluctuations in the demand for our products and in economic conditions affecting the markets for our products; our ability to successfully manage costs and expenses; possible delays or inability to collect accounts receivable; technological changes and trends in the networking sector; possible development or marketing delays relating to our product offerings, the product offerings of our TippingPoint division, or the product offerings of the Huawei-3Com joint venture; available funding for our customers to purchase technology; possible changes to our sales channels outside of North America; our ability to successfully implement our partnership with Siemens Business Services to provide best in class service offerings for our enterprise customers; our ability to plan and forecast channel and company inventory; possible defects in our product offerings, the product offerings of our TippingPoint division, or the product offerings of the Huawei-3Com joint venture; the introduction of new products by competitors or entry of new competitors into the markets for our products, the markets for the product of our TippingPoint division or the markets for the products of the Huawei-3Com joint venture; expected volatility in our stock price; the possibility of legal disputes; and risks related to our acquisition of TippingPoint.  In addition, references to the financial information included in this press release and Mr. Claflin’s and Mr. Halsted’s remarks reflect rounded numbers and should be considered approximate values.

A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in 3Com’s most recent filings with the Securities and Exchange Commission, including 3Com’s Annual Report on Form 10-K for the fiscal year ended May 28, 2004 and Quarterly Report on Form 10-Q for the period ended November 26, 2004. 3Com undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About 3Com Corporation

3Com is a leading provider of secure, converged voice and data networking solutions for enterprises of all sizes. 3Com offers a broad line of innovative products backed by world class sales, service and support, which excel at delivering business value for its customers.  When customers exercise choice, their choice is 3Com. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

Copyright © 2005 3Com Corporation. 3Com and the 3Com logo are registered trademarks and Exercise Choice is a trademark of 3Com Corporation. All other company and product names may be trademarks of their respective holders.

Comments on the Third Quarter of Fiscal 2005

To be delivered during the analyst conference call by

Don Halsted, 3Com executive vice president and chief financial officer

Before taking you through the 3Com fiscal third quarter results I will comment on the financial implications of the TippingPoint acquisition.

3Com completed the acquisition of TippingPoint on January 31, 2005, which was the last day of their fiscal fourth quarter and year end.  In their standalone fourth quarter and fiscal year up to the acquisition, TippingPoint revenues were $13 million and $33 million respectively.

The purchase accounting treatment of the acquisition of TippingPoint impacts both 3Com’s fiscal third quarter and future financial statements.  Impacts to the third quarter include:

•                  $354 million of net cash was used to acquire TippingPoint;

•                  We recorded identified intangible assets totaling $70 million.  These assets will be amortized on a straight-line basis with lives ranging from two-to-six years.  The amortization expense in the fiscal third quarter was $1 million for approximately a one month period;

•                  We recorded Goodwill in the amount of $309 million;

•                  In-process research and development (R&D) was valued at $5 million and written off in the fiscal third quarter; and

•                  Outstanding TippingPoint options were converted into 14 million 3Com options.

There are three additional items that are not material to 3Com’s fiscal third quarter results since only one month of activity is included, but will impact future results more significantly.  These are:

•                  The opening balance sheet includes $9 million in deferred compensation associated with the conversion of TippingPoint options into 3Com options at a cost basis that reflects the intrinsic value on the date of the acquisition.  The net amortization cost in the third quarter was less than $1 million.

•                  TippingPoint’s finished goods inventory was marked up $4 million to fair market value, which will impact the gross margins until the opening inventory is consumed.  We expect this inventory to be essentially consumed in our fiscal fourth quarter.

•                  Deferred revenue associated with on-going acquired maintenance contracts was recorded on the opening balance sheet at a value that is $4 million less than the historical carrying value on the former TippingPoint financial statements.  This deferred revenue would have been recorded over the next four quarters, and therefore gross margins will be reduced by approximately $1 million per quarter during this period.

The fiscal third quarter results we will be discussing include TippingPoint results for about one month, which accounted for less than 2 percent of our total revenue, and about 3 percent of our sales and marketing, R&D, and general and administrative expenses.

I will now take you through our financial results for the third quarter of fiscal 2005.

Revenue

Revenue for the quarter was $161 million, including $148 million for sales of enterprise networking products and $13 million for sales of connectivity products.

Compared to the second quarter of fiscal 2005 total revenue grew 7 percent.  On a regional basis, the sequential growth in worldwide revenue resulted from growth in all three major regions. Specifically, Americas revenue increased 10 percent, EMEA (Europe, Middle East and Africa) revenue increased 5 percent and Asia Pacific revenue increased 5 percent sequentially.  On a product line basis, worldwide revenue from enterprise networking products increased 7 percent sequentially, driven by growth in most of our major product lines.  Revenue from connectivity products decreased 1 percent sequentially.  This decrease was the result of a 22 percent decline in revenue from the sale of connectivity products, offset in large part by $3 million received from a revenue-sharing arrangement related to our sale of certain intellectual property rights in 1999.

Compared to the same period of fiscal 2004, total revenue decreased 6 percent.  Worldwide revenue from enterprise networking products decreased from the prior year about 1 percent, while revenue from connectivity products decreased 40 percent.  The decrease in revenue from connectivity products was partially offset by the $3 million revenue-sharing payment.  While the revenue decline from these products will continue as previously discussed, it is becoming a much smaller portion of our total revenue, reducing the negative impact it historically has had on annual top-line performance.

Gross Margin

Gross margin for the current quarter was 36 percent, an increase of 1 percentage point on a sequential basis.  This is also an increase of 1 percentage point compared to the same period of fiscal 2004.  The benefit from the $3 million revenue-sharing payment equals about 1 percentage point.

Operating Expenses

Total operating expenses for the current quarter were $114 million, including restructuring charges of $9 million, amortization of intangible assets of $2 million and the write-off of in-process R&D of $5 million.  The current quarter’s restructuring charges included costs primarily related to the actions that we announced over the past two fiscal quarters.

Sales and marketing, R&D, and general and administrative expenses totaled $98 million, which is a $2 million increase from the second quarter of fiscal 2005.  The sequential increase was primarily driven by increased R&D costs.

Compared to the same period of fiscal 2004, these operating expenses declined about $5 million, or 5 percent, reflecting the impact of the restructuring and other cost reduction actions that we have taken in previous periods.

The number of full-time employees at the end of the quarter was approximately 1,900, as compared to 1,825 at the end of the previous quarter.

Operating Loss

Our operating loss for the current quarter was $56 million, an increase of $6 million from the operating loss of $50 million reported for the previous quarter.  The higher sequential loss resulted from the write-off of $5 million of in-process R&D and higher restructuring charges offset in part by improved gross margins.

Compared to the same period of fiscal 2004, the operating loss was reduced by $27 million.  This improvement was due to $30 million less in restructuring costs plus lower operating costs offset in part by the write-off of in-process R&D and lower gross margin dollars resulting from lower revenue.

Interest and Other Income

Interest and other income, net, was $5 million, which was flat compared to the prior quarter.

Income Tax Provision

In the current quarter, the income tax provision was $1 million, which was unchanged compared to the prior quarter.

Equity Interest in Unconsolidated Huawei-3Com Joint Venture

In the current quarter, we recorded a loss of $2 million as our portion of the financial performance of the unconsolidated Huawei-3Com joint venture in its calendar fourth quarter.

During its calendar fourth quarter ended December 31, 2004, the Huawei-3Com joint venture revenues grew to $87 million, an increase of 32 percent sequentially, bringing the calendar year total to $262 million.  Reported gross margin for the quarter was 39 percent and the net loss was $5 million, including approximately $6 million of amortization of intangible assets.  Included at the end of the earnings release is a table that summarizes previously disclosed data for the Huawei-3Com joint venture along with the current quarter results.

Net Loss, Net Loss per Share, Weighted Average Shares Outstanding

Returning to 3Com’s results, the net loss for the current quarter was $53 million, or approximately $0.14 per share.

The weighted average number of shares outstanding during the current quarter was 380 million shares, a net increase of 1 million shares from the prior quarter level of 379 million shares.

Stock Options Outstanding

There were 64 million stock options outstanding at the end of Q3, compared to 56 million at the end of the previous quarter.  This net increase of 8 million options resulted from increases primarily from the conversion of TippingPoint options into 3Com options, offset by declines for options exercised and canceled.

Cash and Short Term Investments

Cash, cash equivalents and short term investments totaled $883 million, a net decrease of $391 million from the balance at the end of the previous quarter.  The change comprises a decrease in cash and cash equivalents of $108 million and a decrease in short-term investments of $283 million.  Key components of the change in cash and cash equivalents are as follows:

•                  Net cash used to acquire TippingPoint was $354 million;

•                  Cash received from the net sale of investments totaled $282 million;

•                  Cash used in operations was $44 million, including approximately $6 million for restructuring-related payments;

•                  Cash received for the sale of one of our buildings in the UK equaled $13 million; and

•                  Cash used for capital expenditures amounted to $6 million.

Forward-Looking Guidance

My remaining comments will include forward-looking statements about various matters pertaining to the fourth fiscal quarter of 2005. Please refer to the safe harbor language in the earnings release, available on our Web site, for factors that could cause actual results to vary.

•                  Overall in Q4, we expect total company sequential revenue growth to be in the mid to high single digits on a percentage basis.  We expect revenues from our enterprise networking products to increase, driven in part by a full quarter of TippingPoint results, an improved pipeline of business and a 14-week fiscal quarter.  This will be partially offset by approximately a $5 million decline in revenue from desktop, mobile and server connectivity products.

•                  In Q4, we expect the gross margins to be approximately 35 percent.  This forecast includes the near-term negative impact on TippingPoint margins due to the mark-up of inventory in the acquisition, and the write-down of the deferred maintenance revenue in the opening balance sheet.

•                  In Q4, we expect to operate with sales and marketing, R&D, and general and administrative expenses in the $105 to $110 million range.  The sequential increase results from having a full quarter of TippingPoint operations and an additional week of activity.

Next Earnings Call

For planning purposes, our Q4 earnings release is scheduled for Wednesday, June 29, 2005.

Comments on the Third Quarter of Fiscal 2005

To be delivered during the analyst conference call by

Bruce Claflin, 3Com president and chief executive officer

There were several encouraging indicators this past quarter.  In a seasonally slow quarter, we drove 7 percent sequential revenue growth; our first Q3 sequential growth in seven years.  In addition, every major geographic region generated sequential revenue growth and North America, which in past quarters had been struggling, drove both sequential as well as year-over-year revenue growth.  Revenue from those products that make up our enterprise portfolio also grew 7 percent sequentially.  This growth was led by our voice business, which grew 20 percent, and sales of products from our Huawei-3Com joint venture, which almost doubled.

Let me turn to some key initiatives in which we made progress this past quarter, starting with security.  Providing industry-leading security solutions is one of our key differentiators as we continue to penetrate the enterprise market.

We are all aware that today’s growing security demands largely exceed security capacity.  However, I believe what we have seen these past few years will be dwarfed by what is yet to come.

As the industry moves toward converged networks, the number and types of devices connected to the enterprise network will grow dramatically.  Many of these devices will be mobile, meaning they will move in and out of the enterprise environment, running business as well as personal applications for both voice and data, even video, fax or other applications.  Each time a mobile device leaves the corporate network it is at high risk of becoming infected, and as these devices return, they are primed to inject rogue traffic into the corporate network and onto mission-critical voice and data applications.

Historic approaches to security are insufficient to meet this growing threat.  Most security products sit outside the network.  A few, which detect anomalies and alert IT staff to problems, sit inside the network.  But, with these detection-only solutions, by the time the alert is assessed and action is taken, it is too late; the network has already been contaminated.  And, when under attack, these types of security solutions can also bring your network performance down to unacceptable levels.  These limitations are troublesome in a data network.  In a converged network, running real-time traffic like voice and video, they can be catastrophic.  Organizations need to protect the network from attack at all points, whether from the outside or inside, and they need to be able to detect and act on infected packets instantly while not degrading the performance of the network.

That brings us to TippingPoint.  TippingPoint offers Intrusion Prevention Systems (IPS).  Our IPS sits inside the network, automatically filtering all traffic that flows through it, constantly checking for threats, rogue traffic or anomalies.  As it identifies malicious packets, it instantly quarantines them so that they cannot spread across the infrastructure and infect applications.  With throughput up to five gigabits per second (Gbps), it does this with very high performance.  In addition, application patches to known security problems can be completed in an orderly, scheduled way because TippingPoint is protecting the network in the interim.  And, interestingly enough, TippingPoint products often free up substantial bandwidth as infected traffic is stripped off the network.

This is why TippingPoint is such a critical element of our plans to be the leading provider of secure, converged networking products and solutions.  Quite simply, we now provide the best security solution in the world.  That’s not just my opinion, that’s the conclusion of SC Magazine, the largest circulation, dedicated information security publication in the world. After an extensive analysis, SC Magazine recently selected TippingPoint’s IPS to be the “Best Security Solution for 2005.”  This is not an award for the best IPS solution, it is for the best security solution, bar-none.

Now let me turn to another strategic initiative, our Huawei-3Com joint venture.  Huawei-3Com has just completed its first fiscal year of operation with revenues of $262 million dollars, most of which came from sales in China.  This represents a growing share gain in this critically important market.  I call this out so that investors can understand that, in addition to the revenue reported on our P&L statement, via our joint venture, 3Com is also participating in a major way in one of the most important markets in the world.

In addition, 3Com branded products developed by the joint venture are sold by 3Com in markets outside of China, Hong Kong and Japan.  Sales of these products almost doubled sequentially, with solid growth in every product category.  Of particular importance was the launch of our high-performance, terabit backplane switch - the 3Com Switch 8800.  This product began shipping on schedule at the end of our quarter.  The Switch 8800 is the first product designed from the ground up by Huawei-3Com and it includes intellectual property and know-how from both 3Com as well as the joint venture.  With the Switch 8800, 3Com now is able to deliver a complete network solution to large enterprises.  Despite only being available at the end of the quarter, we shipped 47 units to 17 customers.  We also continue to cultivate a robust pipeline for this product, and because it is at the core of a systems sale, it creates a substantial pull-through of other products and services.

From an employment standpoint, in its first year of operation, Huawei-3Com has more than doubled to 2,425 employees, 1,300 of whom are in engineering.  That is more engineers than Enterasys, Foundry and Extreme have combined.  This large, talented engineering team will increasingly release high-quality infrastructure products, which will be sold by 3Com throughout the world.

Let me conclude by turning to 3Com’s sales and marketing.  Our sales and marketing expense structure is higher than industry benchmarks.  We maintain this level of investment in order to promote our brand, revitalize our existing channels, recruit new channels, and drive demand.  This past week our North American sales team, led by Jim Williams, who was a key new hire for 3Com three months ago, spent a week hosting approximately 500 customers and partners at an offsite conference.  We are very encouraged by the feedback we received from attendees, and believe their commitment and enthusiasm bodes well for our future.  Our channel partners and customers like the “new 3Com.”  Bob Inpyn, CEO of Team One Networking, a premier voice partner, summed it up well when he said, “This week was a clear demonstration that the company has achieved positive momentum in its product line, and has assembled the right team to implement a strategy for our mutual success.”

In summary, there were some very encouraging results this past quarter.  But we also recognize that one quarter’s performance does not constitute a trend.  We are continuing to focus on the execution of our strategy with particular emphasis on more effectively taking our expanded product line to market.

With best-in-class security, a robust set of edge-to-core networking products accessed by both wireline and wireless technologies, and our award-winning voice over IP offerings, we have a product line that is second to none.  Through enhanced sales and marketing initiatives, we are confident that we will gain market share, drive our top-line growth and deliver on our goal of being the premier provider of open standards-based, secure, converged networks.

3Com Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	February 25,	November 26,	February 27,
	2005	2004	2004

Sales	$161,185	$151,068	$171,769
Cost of sales	103,825	98,377	111,500

Gross margin	57,360	52,691	60,269

Operating expenses:
Sales and marketing	59,358	59,394	61,846
Research and development	24,445	22,164	23,776
General and administrative	13,959	14,385	17,599
Amortization of intangibles	1,716	2,175	1,071
In-process research and development	5,100	—	—
Restructuring charges	9,093	4,497	39,534
Total operating expenses	113,671	102,615	143,826

Operating loss	(56,311)	(49,924)	(83,557)

Gains on investments, net	1,661	(351)	880
Interest and other income, net	4,853	4,781	3,612

Loss from continuing operations before income taxes and equity interest in unconsolidated Huawei - 3Com joint venture	(49,797)	(45,494)	(79,065)

Income tax provision	(959)	(1,008)	(1,626)
Equity interest in loss of unconsolidated Huawei - 3Com joint venture	(2,249)	(2,309)	(4,196)

Loss from continuing operations	(53,005)	(48,811)	(84,887)

Discontinued operations, net of taxes	—	—	(685)

Net loss	$(53,005)	$(48,811)	$(85,572)

Basic and diluted loss per share:
Continuing operations	$(0.14)	$(0.13)	$(0.22)
Discontinued operations	—	—	—

Net loss	$(0.14)	$(0.13)	$(0.22)

Shares used in computing basic and diluted per share amounts	379,946	378,694	385,019

3Com Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	February 25,	May 28,
	2005	2004
ASSETS

Current assets:
Cash and short-term investments	$882,781	$1,383,356
Accounts receivable, net	74,018	66,372
Inventories	24,263	27,679
Other current assets	33,335	42,270

Total current assets	1,014,397	1,519,677

Deferred income taxes	3,053	2,937
Property & equipment, net, and assets held for sale	71,346	114,599
Investment in joint venture	135,766	142,891
Other assets	43,983	34,806
Intangibles, net	69,966	5,009
Goodwill	310,367	899

Total assets	$1,648,878	$1,820,818

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$77,725	$80,408
Accrued liabilities and other	232,992	226,161

Total current liabilities	310,717	306,569

Deferred revenue and long-term obligations	9,149	15,135
Stockholders’ equity	1,329,012	1,499,114

Total liabilities and stockholders’ equity	$1,648,878	$1,820,818

Additional Financial Data

(in thousands, except percentages and per share amounts)

(unaudited)

Sales by Geography

	Three Months Ended
	February 25,	November 26,	$	%
	2005	2004	Change	Change

Americas	$63,712	$57,978	$5,734	10%
Europe, Middle East and Africa	76,393	72,944	$3,449	5%
Asia Pacific Rim	21,080	20,146	$934	5%

Total Sales	$161,185	$151,068	$10,117	7%

Stock Options

	Outstanding Options as of February 25, 2005
Range of	Number	Weighted average
exercise price	of shares	exercise price

$0.13 - 4.00	12,731	$1.70
4.01 - 5.00	14,844	4.60
5.01 - 6.00	16,577	5.57
6.01 - 7.00	3,769	6.23
7.01 - 8.00	3,681	7.52
8.01 - 21.57	12,859	11.47

Total	64,461	$5.91

Additional Financial Data

Huawei-3Com Joint Venture

(in thousands)

(unaudited)

	CY 2004 (a)
	Quarter Ended
	03/31/04	06/30/04	09/30/04	12/31/04	YTD

Revenue	$46,030	$62,700	$65,880	$87,116	$261,726

Gross margin	17,861	24,590	26,178	33,717	$102,346
— As a % of revenue	38.8%	39.2%	39.7%	38.7%	39.1%

Net loss (b)	(796)	(5,239)	(4,712)	(4,589)	$(15,336)

3Com equity in net loss	$(390)	$(2,567)	$(2,309)	$(2,249)	$(7,515)

Notes:

(a)          The Huawei-3Com Joint Venture (H-3C) reports on a calendar years basis.  H-3C was formed and commenced operations in November 2003.

(b)         In determining 3Com’s share of H-3C’s net income or loss, certain adjustments to H-3C’s reported results are required. Such adjustments are made primarily to defer H-3C’s sales and gross profit related to products sold to 3Com that remained in 3Com’s inventory at the end of the accounting period, and to recognize amortization expense associated with Huawei’s contributed intangible assets.